Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated statements of operations, cash flows and common shareholders' equity for the year ended December 31, 2004 of Kinross Gold Corporation dated November 18, 2005, except as to note 22 which is as of February 8, 2006 (which audit report expresses an unqualified opinion and includes explanatory paragraphs relating to restatements of the financial statements, withdrawal of a previous audit report and our consideration of internal control over financial reporting) and our report on the related supplemental note entitled “Reconciliation to United States GAAP” dated November 18, 2005, except as to note 22 which is as of February 8, 2006, appearing in the annual report on Form 40-F of Kinross Gold Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accounts

Toronto, Ontario
April 3, 2007